Exhibit 10.1

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (this "Agreement") is made as of the 24th day of February, 2014 (the “Effective Date”) by and between RESOURCE REAL ESTATE OPPORTUNITY OP, LP, a Delaware limited partnership ("Purchaser"), and ADDISON PLACE APARTMENT MANAGER, LLC, a Delaware limited liability company (“APAM”) and ADDISON PLACE TOWNHOMES, LLC, a Delaware limited liability company (“APT” and, together with APAM, "Seller"), under the following circumstances:

A.    Seller is the owner of a 403 unit apartment complex located at 5100 Abbotts Bridge Road, Alpharetta, Georgia and known as Addison Place Apartments and Townhomes (the “Apartments”).

B.    Seller desires to sell, and Purchaser desires to purchase, the Apartments pursuant to the terms set forth herein.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, and subject to the terms and conditions hereof, Seller and Purchaser hereby covenant and agree as follows:

Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, upon the terms and conditions contained in this Agreement, the "Property" (as such term is defined in Section 1.1 hereof).

ARTICLE I    INCLUSIONS IN SALE

1.1.    There shall be included in this sale all of the following (collectively, the "Property"):

1.1.1.    The real property described on Exhibit A attached hereto and made a part hereof (the "Land"), together with all rights and appurtenances pertaining thereto, including, without limitation, any and all rights of Seller in and to all oil, gas and other minerals, air and development rights, roads, alleys, easements (including without limitation, the Tract 1 Easements and the Tract 2 Easements as defined on Exhibit A), streets and ways adjacent to the Land, rights of ingress and egress thereto, any strips and gores within or bounding the Land and in profits or rights or appurtenances pertaining to the Land.

1.1.2.    The buildings and all other improvements, structures and fixtures placed, constructed or installed on the Land (collectively, the "Improvements").

1.1.3.    All right, title and interest of the landlord in and to all leases, licenses and other occupancy agreements (collectively, the "Leases") covering space situate at or within the Land and Improvements and any claim or right to claim against a tenant or occupant (collectively, the "Tenants") under any Lease and all security deposits paid or deposited by Tenants in respect of the Leases.

1.1.4.    All of Seller's rights in and to all contractual rights with respect to the operation, maintenance, repair and improvement of the Land and Improvements, including service and maintenance agreements, construction, material and labor contracts, utility agreements and other contractual arrangements, all to the extent designated by the provisions of this Agreement (collectively, the "Contracts"); the Contracts shall not include Seller’s rights under master agreements with NuVox Communications, Inc. (phone) and IKON Office Solutions, Inc. (copier), which rights will be terminated as to the Apartments as of the closing.

1.1.5.    All equipment, furnishings, appliances and other tangible personal property owned by Seller (collectively, the "Personal Property") placed or installed on or about the Land or Improvements now or prior to "Closing" (as such term is defined in Section 7.1 hereof) and used as part of or in connection with the Land and Improvements, but expressly excluding project signage bearing any name, logo or trademark of Seller or any of its affiliates, and any items of personal property owned by tenants, any managing agent or others.

1.1.6.    All of Seller’s right, title and interest, if any, in and to all of the following items, to the extent assignable and without warranty (the “Intangible Personal Property”): (a) licenses (excluding any and all licenses of software), permits, government approvals and certificates of occupancy relating to the operation of the Property, (b) the right to use the name of the Apartments (if any) in connection with the Property, (c) the domain name and ulr for the Apartments website (excluding the website’s content), (d) all telephone numbers and listings identifiable with the Property, including 678-393-2722 (phone) and 678-393-2724 (fax) and (e) if still in effect, guaranties and warranties received by Seller from any unrelated third party, contractor, manufacturer or other person in connection with construction of the Improvements or operation of the Property.

ARTICLE II.     PURCHASE PRICE

2.1.    The purchase price (the "Purchase Price") for the Property shall be SEVENTY MILLION FIVE HUNDRED THOUSAND DOLLARS AND NO/00 ($70,500,000.00), payable as follows:

2.1.1.    The sum of ONE MILLION FOUR HUNDRED THOUSAND DOLLARS AND NO/00 ($1,400,000.00) (together with all interest earned thereon, the "Earnest Money") shall be delivered to Land Services USA, Inc. 1835 Market Street, Suite 420, Philadelphia, PA 19103 Attn: Alison Neumann Zugschwert, Email:

azugschwert@lsutitle.com, Tel: 215-255-8981, Fax: 215-255-8963 (the "Escrow Agent") by Purchaser within three Business Days of the Effective Date. In the event that Purchaser fails to timely deposit the Earnest Money with the Escrow Agent, this Agreement shall be of no force and effect.

2.1.2.    The balance of the Purchase Price, subject to adjustments as provided in Article VI, shall be deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account at a bank reasonably satisfactory to Seller.

ARTICLE III.    INSPECTION PERIOD

3.1.    For the period (the "Inspection Period") commencing on the date hereof and ending on the Closing Date, Purchaser shall have the right, upon 48 hours prior notice to Seller, to have performed (i) a physical, mechanical and environmental inspection of the Property as Purchaser deems necessary to determine the physical condition of the Property, and (ii) an inspection of all books and records and financial information pertaining thereto. Purchaser shall not conduct an invasive testing without Seller’s prior written approval, which approval may be granted or withheld in Seller’s sole discretion. During the Inspection Period, Seller shall cooperate with Purchaser in its inspection of the Property, including but not limited to, furnishing, to the extent such information is in Seller’s possession, to Purchaser such information, materials and documents as Purchaser may reasonably request. If Purchaser, in Purchaser's sole judgment, shall find such inspection to be unsatisfactory for any reason whatsoever or for no reason, Purchaser shall have the right, at its option, to be exercised not later than 25 days after the Effective Date (the "Inspection Period Expiration Date"), to elect to terminate this Agreement by written notice to Seller and the Escrow Agent, and, upon such election, all Earnest Money shall be immediately refunded to Purchaser and, thereupon, the parties hereto shall have no further liabilities one to the other (other than those that are expressly stated to survive the termination of this Agreement). If Purchaser fails to terminate this Agreement on or before the Inspection Period Expiration Date by written notice to Seller and the Escrow Agent, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 3.1. Purchaser agrees that it shall not unreasonably interfere with Tenants in performing its inspection. Notwithstanding any provision to the contrary, in any case in which the Earnest Money is to be returned to Purchaser, then nevertheless Twenty-Five Dollars ($25.00) thereof shall be paid to Seller and deducted from the amount due Purchaser, and such Twenty-Five Dollars ($25.00) shall belong to Seller in any and all events and shall in effect constitute option money, making this Agreement binding even if any conditions or provisions herein are entirely within the discretion or control of Purchaser for certain time periods.

Except to the extent arising out of the negligence or willful misconduct of Seller or its agents, Purchaser shall indemnify and hold Seller harmless for any and all damage, cost and expense arising out of Purchaser’s, or its employees’, agents’ or contractors’ activities on the Property pursuant to the inspection rights granted herein, provided that the foregoing indemnity shall not apply to, and Purchaser shall have no liability for losses or expenses resulting from the discovery of adverse information relating to Seller or the Property except to the extent

Purchaser’s actions exacerbate any adverse condition of the Property. This indemnity shall survive the Closing for a period of three (3) months.

Purchaser shall not, during the term of this Agreement, solicit Seller's or its managing agent's personnel for employment, or discuss the terms and provisions of this Agreement with such personnel without Seller’s prior consent.

3.2.     In addition to those items requested by Purchaser under Section 3.1 above, to the extent not heretofore provided, within five (5) Business Days after the Effective Date Seller shall make available to Purchaser, to the extent in Seller’s possession or control, copies of, or access to with the right to copy, the documents, reports and other items listed on Schedule 3.2 attached hereto (the “Property Information”). Except as otherwise expressly provided herein, Seller makes no representations or warranties as to the accuracy or completeness of the Property Information or any other documents and information Seller may provide to Purchaser.

3.3.    Purchaser shall obtain a title commitment (the “Title Commitment”) from Land Services USA, Inc., as agent for First American Title Insurance Company (the “Title Company”) and Purchaser shall, if Purchaser desires, have the Existing Survey (as defined on Schedule 3.2) updated at Purchaser’s cost (such updated survey being the “Survey”). Purchaser shall have until the Inspection Period Expiration Date to examine the condition of title and the Survey and to approve or disapprove the same. If Purchaser shall disapprove the condition of title or Survey, such disapproval shall be set forth in one or more notices (each, a "Title Disapproval Notice") given to Seller not later than the Inspection Period Expiration Date stating that the condition of title to the Property, any of the terms, provisions or contents of said items and documents or contents of the Survey are disapproved by Purchaser. Notwithstanding the foregoing, Purchaser may deliver one or more additional Title Disapproval Notices after the Inspection Period Expiration Date if, at any time after the Inspection Period Expiration Date, Purchaser receives (i) an amendment to the Title Commitment previously delivered to it by the Title Company (as hereinafter defined) containing any exception not set forth in a Title Commitment previously delivered to it or (ii) a revision of the Survey containing any encumbrances or other defects not included on the previous Survey, provided that any such additional Title Disapproval Notice shall be given, if at all, within five (5) days after Purchaser receives such amendment or revised survey. Seller shall have until the date which is five (5) Business Days after the date of the applicable Title Disapproval Notice (the "Title Cure Expiration Date") in which to cure or eliminate or agree to cure or eliminate all items which Purchaser disapproves in the applicable Title Disapproval Notice, and to furnish evidence satisfactory to Purchaser and the Title Company that all such items have been cured or eliminated or that arrangements have been made with the Title Company and any parties in interest to cure or eliminate the same at or prior to the Closing. If such evidence is not received by Purchaser and the Title Company on or before the Title Cure Expiration Date or if at Closing there are any additional exceptions to title of which the Title Company has not theretofore provided to Purchaser (all exceptions to title set forth in any and all Title Disapproval Notices and all such additional exceptions to title are herein called "Non-Permitted Exceptions") and Seller is unable or unwilling to cure or eliminate such items, then Purchaser shall have the right to elect to terminate this Agreement within five (5) Business Days of receipt of Seller’s notice that Seller cannot or will not cure such items and upon such election, all Earnest Money shall be immediately refunded to Purchaser, and thereupon the parties hereto shall have no further obligations one to the other under this Agreement (other than those that are expressly stated to survive the termination of this Agreement). For purposes hereof, the term “Permitted Exceptions” shall include all title exceptions and encumbrances that have been not been objected to by Purchaser in its sole and absolute discretion pursuant to the terms of this Section 3.3. Notwithstanding the foregoing, Seller shall take such actions as are necessary to allow the Title Company to remove from Purchaser’s title policy all mortgages, monetary liens and judgments filed against the Property arising through the actions or omissions of Seller, including without limitation any exception raised by the Title Company with respect to the litigation described on Schedule 4.1.2 attached hereto.

3.4    Except for the representations expressly provided by Seller in Section 4.1 below, Purchaser agrees (i) that it is purchasing the Property on an “AS-IS, WHERE-IS” and “WITH ALL FAULTS” basis and based exclusively on its own investigation and examination of the Property, (ii) that neither Seller nor its employees, officers, directors, trustees, principals, agents, consultants, affiliates, parents, brokers, property managers, attorneys, contractors, and their respective successors and assigns (collectively, “Representatives”) have made, and Seller and its Representatives do not make and specifically negate and disclaim any warranty, representation, covenant, agreement or guarantee of any kind or character whether express, implied or statutory, written or oral, past, present or future, of, as to, concerning or with respect to any matter pertaining to the Property including without limitation: (a) the value of Property; (b) any income to be derived from the Property; (c) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, including the possibilities for future development of the Property; (d) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; (e) the manner, quality, state of repair or lack of repair on the Property; (f) the nature, quality or condition of the Property, including, without limitation, water, water rights, soil, or geological conditions; (g) the compliance of or by the Seller, the Property, or its operation with any codes, laws, rules, ordinances, regulations of any applicable governmental authority or body, including, without limitation, any applicable zoning or building requirements; (h) the nature, manner or quality of the construction or materials incorporated into the Property, including, without limitation, any latent or patent defects; (i) the design of the Property, including, without limitation, the specification of any materials or products incorporated into or used in connection with the construction of the Property; (j) compliance with any environmental, health, safety or land use laws, rules, regulations, orders, codes or requirements, including, but not limited to, the Americans with Disabilities Act of 1990, the Federal Water Pollution Control Act, the Federal Resource Conservation and Recovery Act, the U.S. Environmental Protection Agency Regulations at 40 CFR Part 261, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and regulations promulgated under any of the foregoing as well as any and all other laws, ordinances, rules and/or regulations created or imposed by any governmental authority having jurisdiction over the Property, whether local, state or federal, pertaining to environmental regulation, contamination, clean-up or disclosure, as now existing and/or as hereafter amended. (collectively, “Environmental Laws”); (k) the presence or absence of “hazardous materials” (as defined below) at, on, or under the Property or any property near or adjacent to the Property; (l) the presence or absence of any underground storage tanks on the Property or on property adjacent to or near the Property; (m)

the content, completeness or accuracy of the offering, if any, prepared by Seller’s broker, or any other materials related to Purchaser’s inspection of the Property, or any preliminary reports, title commitments, or other reports or documents regarding title to the Property; (n) the tenant occupancy level at the Property; (o) deficiency of any undershoring; (p) deficiency of any drainage; (q) the fact that all or a portion of the Property may be located in or near any flood area or zone or wetlands; (r) the existence of vested land use, zoning or building entitlements affecting the Property (Purchaser is solely responsible for obtaining any certification of occupancy or any other approval or permit necessary for transfer or occupancy of the Property); (s) the square footage of the Land or the conformity of the Improvements to any plans or specifications for the property, including any plans and specifications that may have been provided to Purchaser; and (t) any other matter relating to the Property or to the development or operation of the Property. As used herein, the term “hazardous materials” shall mean any hazardous or toxic materials, substances or wastes that are or become regulated by any federal, state or local governmental authority, including, without limitation, (i) substances defined as “hazardous substances,” “hazardous materials” or “toxic substances” in any environmental laws; (ii) any materials, substances or wastes which are toxic, ignitable, radioactive, corrosive or reactive and which are regulated by any state or local governmental authority or any agency of the United States of America; (iii) asbestos, mold, fungi, petroleum and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (pcbs), and freon and other chlorofluorocarbons; and (iv) those substances defined as any of the foregoing in the regulations adopted and publications promulgated pursuant to each of the aforesaid laws. Purchaser acknowledges that the Purchase Price reflects the “AS-IS,” “WHERE-IS” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property and Purchaser’s agreement to purchase the Property “AS-IS” is a material inducement to Seller to agree to sell the Property at the Purchase Price provided herein.

3.5    On or prior to the Inspection Period Expiration Date, Purchaser shall advise Seller in writing of any Contracts which it elects to have cancelled upon Closing. Promptly upon receipt of such notice, Seller agrees to give appropriate notices of termination of the Contracts which Purchaser timely notifies Seller it wants cancelled, but only to the extent termination is permitted thereunder without penalty to Seller unless Purchaser first agrees in writing to pay such penalty; provided, however, that if the notice required to terminate such Contracts will not have run prior to Closing, Seller shall assign and Purchaser shall assume any remaining rights and obligations under such Contracts. Notwithstanding anything to the contrary contained herein, all existing agreements for management of the Property shall be terminated at Closing. All Contracts not terminated shall be assigned by Seller and assumed by Purchaser at Closing. Seller shall cooperate with Purchaser, both before and after Closing, to obtain any approvals or consents required to assign any Contracts to Purchaser, including, without limitation, sending requests for such approvals or consents to the party or parties whose consent or approval is required with a copy to Purchaser. If Seller fails to timely send any such requests for approval or consent, Purchaser may do so in Seller’s name. Seller’s obligations under this Section 3.5 shall survive Closing. Notwithstanding the foregoing, at or prior to Closing, Seller shall provide Purchaser with copies of all notices of cancellation or assignment sent by Seller to any vendors under this Section.

3.6    Without limiting the foregoing and subject solely to Seller’s representations in Section 4.1 below, Purchaser, for itself and its agents, parents, affiliates, successors and assigns, waives its right to recover from and releases and forever discharges Seller, and its Representatives from any and all claims, demands, liabilities, losses, damages, penalties, fines, liens, judgments, costs or expenses (including without limitation attorney fees and disbursements) whatsoever (collectively “claims”) whether at law or in equity, whether known or unknown at the time of this Agreement, which Purchaser has or may have in the future, arising out of the physical (including without limitation, design and construction defects), environmental, health, safety, economic or legal condition of the Property, including, without limitation, all claims in tort or contract and any claim for indemnification or contribution arising under any environmental laws or any similar federal, state or local statute, rule or regulation (including any subsequent amendment or addition thereto and judicial interpretations thereof). Purchaser, for itself and its agents, affiliates, parents, successors and assigns upon Closing, shall be deemed to have waived, relinquished and released Seller, and its Representatives from and against any and all matters affecting the Property. The agreement of Purchaser set forth in this Section 3.4 shall be deemed to be affirmed as of the Closing and the provisions of this Section 3.4 shall survive indefinitely the Closing or earlier termination of this Agreement and shall not be merged into the deeds or other closing documents.

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES

4.1.    Seller represents to Purchaser the following (collectively, the “Seller’s Representations”) as of the Effective Date and the Closing Date:

4.1.1.    The rent roll and pre-paid report attached hereto as Exhibit B (collectively, the “Rent Roll”) is, and all other rent rolls or operating statements provided or to be provided by Seller to Purchaser will be, true, correct and genuine in all material respects as of the date shown thereon, however Seller does not and will not represent or warrant that Purchaser will be able to, or that Purchaser should be able to, operate the Property in a manner which will produce results which are the same as or similar to those reflected in the Operating Statements. To Seller's knowledge, except for those tenants under the Leases, as shown on the Rent Roll, there are no other tenants in possession of, or claiming any possession to, any portion of the Property (subject to any new Leases that Seller is permitted to enter into under this Agreement prior to Closing). To Seller's knowledge, Seller is not in material default or breach under any of the Leases, and Seller is the owner of the lessor's interest under the Leases. Seller has not conveyed any of the lessor's interest under the Leases, except for collateral assignments/liens to be released at Closing. Except as set forth in the Rent Roll, there are no prepayments of rent under the Leases more than 30 days in advance of the due date.

4.1.2.    Except as set forth in Schedule 4.1.2, there are no actions, suits, proceedings, litigation, inquiry, or governmental investigations or condemnation actions, either pending or, to the best of Seller’s knowledge, threatened with respect to the Seller or the Property (including, without limitation, involving the federal Department of Housing and Urban Development or the Americans with Disabilities Act of 1990, as amended, or any other law, rule or regulation governing access by disabled persons) which could affect Purchaser or the Property upon or subsequent to the Closing.

4.1.3.    All of the Contracts which affect the Property are set forth on Exhibit C attached hereto and made a part hereof. To the best of Seller's knowledge, each of the Contracts referred to on Exhibit C are valid and in full force and effect, and no party thereto is in default thereunder.

4.1.4.    Seller is not a "foreign person" as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

4.1.5.    Seller has not received any notice from any governmental agency of (i) any uncured material violation of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property or (ii) any change to the zoning classification of, or any condemnation proceedings or similar proceeding or pending public improvements in or adjoining the Property, which will in any manner affect the Property.

4.1.6.    To the best of Seller’s knowledge, there are no material defaults under any instrument, document or agreement recorded against the Property or for the benefit of the Property, including those easement agreements described on Exhibit A attached hereto.

4.1.7.    Each person executing and delivering this Agreement and all documents to be executed and delivered by Seller at the Closing represents and warrants to Purchaser that he has due and proper authority to execute and deliver same. Seller has the full right, power and authority to sell and convey the Property to Purchaser as provided herein and to carry out its obligations hereunder. No other party has any right to purchase the Property, or any part thereof.

4.1.8.     Each of the entities comprising Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, with all legal power and authority to undertake, observe and perform all of Seller’s agreements and obligations hereunder.

4.1.9.     No consents are required to be obtained from, and no filings are required to be made with, any governmental authority or other third party in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

4.1.10.     The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations under this Agreement and the completion of the transfer of the Property contemplated by this Agreement will not result in (i) a breach of, or a default under, any contract, agreement, commitment or other document or instrument to which Seller is a party or by which Seller or the Property is bound or (ii) a violation of any law, ordinance, regulation or rule of any governmental authority applicable to Seller or the Property or any judgment, order or decree of any court or governmental authority that is binding on Seller or the Property.

4.1.11.    The schedule of Personal Property attached hereto and made a part hereof as Exhibit D contains a correct and complete list of all Personal Property and fixtures owned by Seller and located at or used in connection with the operation of the Property. All Personal Property is, and as of the Closing will be, owned by Seller free from encumbrances or liens. The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller’s business.

Definition of Seller’s Knowledge. Any representations made “to Seller’s knowledge” shall not be deemed to imply any duty of inquiry. For purposes of this Agreement, the term “to Seller’s knowledge” shall mean and refer only to actual knowledge of the Designated Representative of Seller and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate or parent of Seller, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability. As used herein, the term Designated Representative shall refer to Lisa Garrison, Property Manager of the Property. Seller hereby represents, warrants and covenants to Purchaser that the Designated Representative is responsible for overseeing the operations of the Property and that the Designated Representative is the person who has the most knowledge regarding the Property.

Except as specifically set forth in this Article IV, Seller has not made, or has not authorized anyone to make, any warranty or representation as to the Leases, the Contracts, any written materials delivered to Purchaser, the persons preparing such materials, the present or future physical condition, development potential, zoning, building or land use law or compliance therewith, the operation, income generated by, or any other matter or thing affecting or relating to the Property or any matter or thing pertaining to this Agreement. The representations and warranties in this Section 4.1 will survive Closing for a period of one (1) year.

4.2.    In order to induce Seller to enter into this Agreement, Purchaser represents and warrants to Seller that, as of the Effective Date and the Closing Date:

4.2.1    Purchaser is a limited partnership duly organized and validly existing under the laws of the State of Delaware.

4.2.2    Purchaser has the authority to enter into this Agreement, to perform its obligations under this Agreement and to complete the purchase of the Property as contemplated by this Agreement. Purchaser has taken all partnership action necessary to authorize the execution and delivery of this Agreement and the performance by Purchaser of its obligations under this Agreement. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid, binding and enforceable obligation of Purchaser, subject to bankruptcy and other debtor relief laws and principles of equity. The entry into this Agreement by Purchaser, and the performance of Purchaser’s obligations hereunder does not violate the organizational documents of Purchaser or any agreement to which it is a party or any governmental or court order or ruling applicable to Purchaser.

4.2.3    Purchaser is a sophisticated and experienced purchaser of multifamily apartment projects, and has participated in and is familiar with the acquisition, development, redevelopment, ownership, management, and operation of real estate projects similar to the Property. Purchaser has or will have under the terms of this Agreement adequate opportunity to complete and has completed all physical, financial, legal, environmental and regulatory investigations and examinations relating to the Property that it deems necessary, and will acquire the same solely on the basis of such investigations and examinations and title insurance protection and not on the basis of any information provided or to be provided by Seller or any Seller’s Representatives (other than as provided to the contrary in Section 4.1).

ARTICLE V.    OPERATIONS PRIOR TO CLOSING/CONDITIONS TO CLOSING

5.1.    Seller agrees that between the Effective Date and the Closing Date, Seller shall:

5.1.1.    Continue to operate and maintain the Property in accordance with Seller’s customary practices, including without limitation, maintaining the Property and every part thereof in good repair and working order and sound condition, reasonable wear and tear and damage by fire and other casualty excepted, and complying with all licenses, permits, governmental approvals and certificates of occupancy and all covenants, conditions, restrictions, laws, statutes, rules, regulations and ordinances applicable to the Property. Seller shall immediately give Purchaser copies of all notices received by Seller asserting any breach or default under the Leases or the Contracts or any violation of any licenses, permits, governmental approvals or certificates of occupancy or any covenants, conditions, restrictions, laws, statutes, rules, regulations or ordinances applicable to the Property, and perform when due all of Seller’s obligations under all applicable laws provided, however, if any notice of a building code or zoning violation code would require the expenditure of more than $50,000.00 to cure, Seller shall not be obligated to cure such violation in which event, Purchaser shall have the option to terminate this Agreement within five (5) Business Days of receipt of Seller’s notice that Seller cannot or will not cure such violation and upon such election, all Earnest Money shall be immediately refunded to Purchaser, Seller shall reimburse Purchaser for due diligence inspections performed by Purchaser and its consultants up to a maximum amount of $60,000, and thereupon the parties hereto shall have no further obligations one to the other under this Agreement (other than those that are expressly stated to survive the termination of this Agreement).

5.1.2.    Pay, in the normal course of business, and, in any event, prior to Closing, sums due for work, materials or services furnished or otherwise incurred in the ownership and operation of the Property up to the Closing.

5.1.3.    Comply with the terms of all Leases and enter into new and renewal Leases in accordance with Seller’s customary practice and its current leasing parameters, including without limitation, at rental rates prevailing as of the Effective Date.

5.1.4.    Not permit any alteration, structural modification or additions to the Property, except in the nature of ordinary maintenance.

5.1.5.    Comply with the terms of all Contracts and shall not enter into any new service contract (or renew any existing Contract) that is not terminable upon 30 days or less notice without the payment of any penalty or premium.

5.2    Without limiting any of the rights of Purchaser elsewhere provided for in this Agreement, Purchaser’s obligation to close under this Agreement shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:

(i)    All of the documents and other items required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

(ii)    Each of representations of Seller set forth in Section 4.1 shall be true in all material respects as of the Closing Date;

(iii)    The Title Company is prepared to issue, upon the condition of the payment of its scheduled premiums, the an Owner’s Policy of Title Insurance in such form and with such endorsements as required by Purchaser in its sole discretion (the “Title Policy”), subject to the Permitted Exceptions applicable to the Property; and

(iv)    Purchaser has not elected to terminate this Agreement pursuant to Article III.

5.3    Without limiting any of the rights of Seller elsewhere provided for in this Agreement, Seller’s obligation to close with respect to conveyance of the Property under this Agreement shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:

(i)    All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered; and

(ii)    Each of the representations of Purchaser set forth in Section 4.2 shall be true in all material respects as of the Closing Date.

5.4    In the event any of the conditions set forth in Sections 5.2 or 5.3 are not fulfilled or waived, the party benefited by such conditions may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall terminate except those that expressly survive any termination. Either party may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in Sections 5.2 or 5.3. In the event this Agreement is terminated as a result of any condition set forth in Section 5.2 or 5.3, Purchaser, shall be entitled to a refund of the Earnest Money. In any event, Purchaser’s consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions, and any liability on the part of Seller for breaches of covenants, representations and warranties of which Purchaser had knowledge as of the Closing.

ARTICLE VI.    CLOSING ADJUSTMENTS

6.1.    The following are to be prorated or adjusted (as appropriate), if feasible, at the Closing, as of 11:59 P.M. on the day immediately preceding the Closing (the "Adjustment Date"):

6.1.1.     All collected rent and other collected income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date shall be prorated. Seller shall be charged with any rent and other income collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. Purchaser shall apply rent and other income from tenants that are collected after the Closing first to the obligations then owing to Purchaser for its period of ownership and to costs of collection, remitting the balance, if any, to Seller. Any prepaid rents for the period following the Closing Date shall be paid over by Seller to Purchaser. Purchaser will make reasonable efforts, without suit, to collect any rents applicable to the period before the Closing Date. Seller may pursue collection against tenants as to any rent not collected by Purchaser within 6 months following the Closing Date provided that Seller shall have no right to pursue collection efforts against any tenant while in occupancy of an apartment at the Property. In the event that any tenant pays its rent via an ACH or other automatic debit system, Seller shall cancel such automatic payments at Closing; provided, however, in the event that an automatic rent payment is erroneously forwarded to Seller after Closing, Seller, shall remit such payment to Purchaser in accordance with Section 6.2. For purposes of this Section 6.1.1, the term "rents" excludes any application fees, administrative fees, non-refundable deposits, late fees or other charges. One final adjustment shall be made on or about the 90th day following Closing and this adjustment shall be final.

6.1.2.    Real estate taxes and assessments (“Taxes”), including penalties and interest, shall be prorated as follows: Seller shall pay all Taxes which became due and payable prior to the Closing and a prorata share of the Taxes becoming due and payable after the Closing based on the Taxes which are a lien for the year of the Closing, even if such Taxes and assessments are not yet due and payable. If bills for real estate taxes have not been issued as of the Closing Date, and if the amount of real estate taxes for the then current tax year is not then known, the apportionment of real estate taxes shall be made at Closing on the basis of the full value of the prior year’s real estate taxes and adjusted after Closing pursuant to Section 6.2 hereof.

Seller’s protest of the 2013 Taxes has been resolved and Seller shall pay, on or before Closing, the balance of any amounts due for the 2013 real estate tax liability for the Property.

6.1.3.    Tax and utility company deposits, if any, and if assignable and assigned.

6.1.4.    Electric, gas, water and sewer charges on the basis of the most recent bills available, but if there are meters on the Property, Seller, to the extent the same is obtainable, shall furnish a reading effective as of the Adjustment Date, or if not so obtainable, to a date not more than 30 days prior to the Adjustment Date, and the unfixed meter charges based thereon for the intervening period shall be apportioned on the basis of such last reading. Upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller or Purchaser, as the case may be, will promptly deliver to the other the amount determined to be so due upon such readjustment. If Seller is unable to furnish such prior reading, any reading subsequent to the Closing will be apportioned on a per diem basis from the date of such reading immediately prior thereto and Seller shall pay the proportionate charges due up to the date of Closing.

6.1.5.    Amounts paid or payable in respect of any Contracts assigned to Purchaser pursuant to the "Bill of Sale and Assignment" (as such term is defined in Section 8.1.2 hereof).

6.1.6.    Purchaser shall receive a credit against the cash portion of the Purchase Price in an amount equal to all Tenant security deposits and accrued interest required to be held by Seller as landlord under the Leases.

6.1.7. All other normal and customarily proratable items including without limitation operating expenses, personal property taxes, prepaid license fees, pre-paid “door fees”, if any, and other charges for licenses and permits for the Real Property which will remain in effect for Purchaser’s benefit after Closing, shall be apportioned pro rata between Seller and Purchaser on a per diem basis based upon a calendar year.

6.1.8. Not more than forty eight (48) hours prior to Closing (“Walk Though Date”), a representative of Purchaser and a representative of Seller shall conduct an onsite walk-through of the then unoccupied rental units on the Property to determine whether such unoccupied rental units are in “rent ready” condition. With respect to any rental unit that is vacated on or before five (5) Business Days prior to Closing that Seller has not placed in a “rent ready” condition before the Walk Through Date, Purchaser shall receive a credit against the Purchase Price at Closing in the amount of $750 per unit. As used herein, “‘rent ready’ condition” shall mean ready for occupancy, equipped, repaired, and cleaned in accordance with Seller’s normal operating practices. Nothing contained in this Section 6.1.8 shall be construed as limiting Purchaser’s rights and Seller’s obligations under the other provisions of this Agreement.

Except as set forth in this Agreement, the customs of the county in which the Property is located shall govern prorations. The provisions of Section 6.1 and 6.2 shall survive the Closing.

6.2.    If final prorations cannot be made at Closing for any item being prorated under Section 6.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available, with final adjustment to be made as soon as reasonably possible after the Closing, but no later than 90 days after the Closing (except that taxes will be reprorated within 30 days after each party receives a final, non-appealable tax bill and without regard to the foregoing 90 day period), to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within 30 days of written notice. Seller shall have reasonable access to, and the right to inspect and audit, Purchaser’s books to confirm the final prorations.

ARTICLE VII.     CLOSING

The closing of the transaction which is the subject of this Agreement (the "Closing") shall occur on or before 1:30 p.m. Eastern Standard Time on a date mutually acceptable to the parties within seven (7) days after the Inspection Period Expiration Date but in no event later than March 28, 2014 (the "Closing Date"). Notwithstanding the foregoing, the parties hereby agree to use good faith, commercially reasonable efforts to complete a “dry” closing on March 27, 2014 and the remainder of the closing process on March 28, 2014. The Closing shall occur on the Closing Date through the usual form of deed and money escrow, which the parties shall establish with Escrow Agent.

ARTICLE VIII.    CLOSING DOCUMENTS

8.1.    At the Closing, Seller shall cause to be delivered to Purchaser the following documents and instruments, and any other items specified in this Agreement, duly executed and acknowledged, in recordable form where applicable, and dated as of the Closing Date:

8.1.1.    A special or limited warranty deed (the "Deed") in the form of Exhibit E attached hereto and made a part hereof (and in the event the legal description of the Land contained in the Survey differs from that contained in the Deed, a quitclaim deed with respect to such real property assets using the description taken from the Survey for such purpose (the "Quitclaim Deed").

8.1.2.    A bill of sale and assignment of leases and contracts (the "Bill of Sale and Assignment ") in the form of Exhibit F attached hereto and made a part hereof.

8.1.3.    A certificate in the form of Exhibit G attached hereto and made a part hereof.

8.1.4.    Intentionally omitted.

8.1.5.    A notice to the tenants regarding the sale of the Property in form to be prepared by Purchaser and mutually agreed upon by Seller and Purchaser, executed by Seller;

8.1.6.    An updated Rent Roll dated within three (3) days of the Closing Date certified by Seller to be true, correct and complete as of the date thereof;

8.1.7    All keys and combinations to all locks on the Improvements which are in Seller’s possession.

8.1.8.    To the extent in Seller’s possession, all plans, specifications, mechanical, electrical and plumbing layouts, operating manuals, purchase orders, brochures, marketing materials, advertisements, Tenant lease files, resident ledger and other files and records in the possession of Seller and its managing agent and utilized in connection with the operation and maintenance of the Land and Improvements.

8.1.9.    Affidavits and certificates as to facts within the knowledge of Seller relevant to the determination by the Title Company as to the condition of title or the due performance by Seller of its obligations under this Agreement, and in all events to the extent required by the Title Company for it to issue the Title Policy without taking exception to the so-called "gap" exclusion or to any liens arising pursuant to O.C.G.A. § 44-14-600, et seq. Seller shall execute at Closing an affidavit as to authority, the rights of tenants in occupancy and the status of mechanics’ liens (and sufficient to remove from the Title Policy any exception for mechanics’ liens filed against the Real Property which relate to any matters occurring prior to the Closing Date) as the Title Company shall reasonably require for the issuance of the Title Policy.

8.1.10    A Georgia Affidavit of Seller’s Gain in the form attached hereto as Exhibit H (and if any withholding is due, the sum required to be remitted to the State of Georgia based upon the Affidavit of Seller's Gain will be withheld from Seller's Purchase Price proceeds and deposited with Escrow Agent at Closing for Escrow Agent to remit to the State of Georgia and Seller shall also deliver a duly executed withholding return for delivery to the Georgia Department of Revenue, and if no withholding is due, Seller will also deliver a duly executed and acknowledged Seller's Certificate of Exemption in the form promulgated by the Georgia Department of Revenue), and if Seller fails to satisfy the foregoing requirements, Seller agrees that three percent (3%) of the Purchase Price will be withheld from Seller's Purchase Price proceeds and deposited with Escrow Agent at Closing for Escrow Agent to remit to the State of Georgia in accordance with O.C.G.A. § 48-7-128.

8.1.11    A broker affidavit and lien waiver duly executed by each person or entity entitled to or having a claim to a brokerage commission or fee in connection with the management, leasing or sale of the Property (unless arising through Purchaser), and acknowledged by a notary, waiving and releasing any and all lien rights of such person granted pursuant to the Commercial Real Estate Broker Lien Act (O.C.G.A. § 44-14-600, et seq.) in form satisfactory to the Title Company to remove any exception for liens arising pursuant to the foregoing.

8.1.12.    A Closing Statement to be prepared by the Escrow Agent and agreed upon by Seller and Purchaser.

8.1.13.    Any other instruments specifically referred to in this Agreement.

8.1.14.    Such disclosures, forms and reports as are required by applicable state and local law in connection with the conveyance of real property;

8.1.15 Any additional documents that Purchaser, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Contract.
8.2.    At the Closing, Purchaser or its assignee shall cause to be delivered to the Escrow Agent the following documents and instruments:

8.2.1.    Funds payable to the Escrow Agent representing the cash payment due in accordance with Section 2.1.3 hereof and any other sums payable by Purchaser at the Closing under any provisions of this Agreement.

8.2.2.    Purchaser’s counterpart to the Bill of Sale and Assignment.

8.2.3.    Evidence reasonably acceptable to the Title Company authorizing the consummation by Purchaser of the transaction which is the subject of this Agreement and the execution and delivery of documents on behalf of Purchaser.

8.2.4.    Any other instruments specifically referred to in this Agreement.

8.3.    At the Closing, Seller and Purchaser shall cause to be delivered such other instruments and documents as may be required by law in order to complete the Closing of the transaction which is the subject of this Agreement.

8.4.    As a simultaneous condition to Purchaser's obligations at the Closing, possession of the Property, in accordance with this Agreement, shall be delivered to Purchaser.

8.5.    Purchaser agrees to preserve Property files and records, specifically including Tenant lease files and electronically stored information. Upon written request by Seller, Purchaser shall permit Seller to inspect and/or copy any information in such files and records with respect to pre-closing information. In the event Purchaser intends to dispose of or destroy such files and records, Purchaser shall give Seller 60 days written notice of such intention, during which time Seller shall have the right, at Seller’s cost, to copy or collect any such files and records upon written notice to Purchaser. The obligations of Purchaser pursuant to this Section 8.6 shall survive the Closing.

ARTICLE IX.        COSTS

Seller shall pay the cost of (i) all transfer taxes, stamp taxes, deed taxes or similar impositions payable in connection with the transaction which is the subject of this Agreement, (ii) all expenses charged by the Escrow Agent for sending wire transfers with respect to sums to be paid by Seller pursuant to this Agreement and/or at the request of Seller, and (iii) one-half of the Escrow Agent's fees as escrow agent. Purchaser shall pay the cost of (i) the Title Commitment, Title Policy and Survey, (ii) all expenses charged by the Escrow Agent for sending wire transfers with respect to sums to be paid by Purchaser pursuant to this Agreement and/or at the request of Purchaser, and (iii) one-half of the Escrow Agent's fees as escrow agent. All other escrow and closing costs shall be allocated to and paid by Seller and Purchaser in accordance with the manner in which such costs are customarily borne by such parties in sales of similar property in the county in which the Property is located; provided, however, that each party shall pay its own attorneys' fees.

ARTICLE X.        COMMISSIONS

Seller shall pay the brokerage commission due to Jones Lang LaSalle ("Broker") in accordance with the terms of a separate agreement, and Seller shall indemnify, defend and hold Purchaser harmless from any and all real estate commissions, claims for such commissions or similar fees, including attorneys' fees incurred in any lawsuit regarding such commissions or fees (collectively, "Claims") arising out of contracts executed by or activities engaged in by Seller. The provisions of this paragraph shall survive the Closing or the earlier termination of this Agreement. Purchaser shall indemnify, defend and hold Seller harmless from any and all Claims arising out of contracts executed by Purchaser, except for any commissions payable to or Claims made by the Broker which shall be paid by Seller. The provisions of this paragraph shall survive the Closing or the earlier termination of this Agreement.

ARTICLE XI.        RISK OF LOSS

11.1.    The risk of loss or damage to the Property by fire, earthquake, or other casualty shall be borne by Seller. If damage, loss or destruction of the Property or any part thereof, by fire, earthquake, or other casualty, occurs prior to the Closing, Seller shall promptly notify Purchaser of such damage, loss or destruction.

11.2.    If the Property is damaged by fire, earthquake, or other casualty, and the damage, loss or destruction shall cost less than $1,000,000.00 to repair, based upon the determination of a contractor acceptable to Seller and Purchaser, which shall not be unreasonably withheld or delayed (“Acceptable Contractor”), then Purchaser shall close the purchase of the Property with a credit against the cash portion of the Purchase Price in an amount equal to the cost of repairing such damage as so determined together with an assignment of Seller's rights to payments with respect to rents due subsequent to the Closing Date under any rental insurance policy or policies with respect to the Property; provided, however, Purchaser shall have the right to elect to terminate this Agreement if, as a result of such damage by fire, earthquake, or other casualty, (i) the Property may not, as a matter of applicable law, be rebuilt as it currently exists, or (ii) access to the Property from a publicly dedicated street is prevented, and if Purchaser so elects, the Earnest Money shall be immediately refunded to Purchaser, and thereupon, this Agreement shall be terminated and the parties hereto shall be relieved of all further obligations and liability under this Agreement, other than those that are expressly stated to survive the termination of this Agreement.

11.3.    If the Property is damaged by fire, earthquake, or other casualty and the damage, loss or destruction shall cost $1,000,000.00 or more to repair, based upon the determination of an Acceptable Contractor, then Seller shall, promptly after Purchaser's request therefor, deliver to Purchaser a copy of each of the applicable insurance policies covering such fire, earthquake, or other casualty, and Purchaser shall, at its option, elect one of the following:

11.3.1.    To terminate this Agreement, in which event, the Earnest Money shall be immediately refunded to Purchaser, and thereupon, this Agreement shall be terminated, and the parties hereto shall be relieved of all further obligations and liability under this Agreement (other than those that are expressly stated to survive the termination of this Agreement); or

11.3.2.    To proceed with the Closing (provided that Purchaser may elect to extend the Closing Date by up to 60 days in connection with this election) and receive (i) a credit against the cash balance of the Purchase Price payable at Closing to the extent of payments received by or on behalf of Seller prior to the Closing Date under any applicable insurance policy or policies in effect with respect to the Property, (ii) an assignment of Seller's rights to any payments which may be payable subsequent to the Closing Date under any applicable insurance policy or policies in effect with respect to the Property, (iii) an assignment of Seller's rights to payments with respect to rents due subsequent to the Closing Date under any rental insurance policy or policies with respect to the Property, and (iv) a credit against the cash balance of the Purchase Price payable at the Closing in an amount equal to the aggregate amount of the deductibles with respect to all such insurance policies.

If Purchaser elects to exercise the option set forth in Section 11.3.2 hereof, then pending the Closing, Purchaser and Seller shall cooperate to adjust, compromise and settle with the insurance company(s) with respect to the insurance policies.

11.4.    If, prior to Closing, any governmental authority or other entity having condemnation authority shall institute an eminent domain proceeding or take any steps preliminary thereto (including the giving of any direct or indirect notice of intent to institute such proceedings) with regard to a material portion of the Land or Improvements, and the same is not dismissed in a final determination for which all appeal periods have passed on or before ten (10) days prior to the Closing Date set forth in this Agreement, then Seller shall promptly notify Purchaser thereof and Purchaser shall be entitled to terminate this Agreement in which event, the provisions of Section 11.3.1 hereof shall be applicable.

ARTICLE XII. REMEDIES FOR DEFAULT

12.1.    Seller’s covenants, indemnities, warranties and representations contained in this Agreement and in any document executed by Seller pursuant to this Agreement (excluding any limited warranties contained in the Deed and in Article X upon which there shall be no time limitation) shall survive Purchaser’s purchase of the Property only for a period commencing on the Closing Date and ending one year after the Closing Date (the “Limitation Period”). Seller’s liability for breach of any such covenant, indemnity, representation or warranty shall be limited to claims in excess of an aggregate amount of $15,000, and Seller shall be liable only to the extent that such aggregate amount exceeds such figure. Seller’s aggregate liability for claims arising out of such covenants, indemnities, representations and warranties shall not exceed $1,000,000. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be liable for consequential, punitive and/or exemplary damages of any nature whatsoever. Purchaser shall provide written notice to Seller of any alleged breach of such covenants, indemnities, warranties or representations and shall allow Seller 30 days within which to cure such breach, or, if such breach cannot reasonably be cured within 30 days, an additional reasonable time period of up to 90 days, so long as such cure has been commenced within such 30 days and is being diligently pursued. If Seller fails to cure such breach after written notice and within such cure period, Purchaser’s sole remedy shall be an action at law for actual damages as a consequence thereof, provided that any claim or action at law for actual damages brought after Closing based upon a misrepresentation or a breach of a covenant, indemnity, warranty or representation under this Agreement shall be actionable or enforceable if and only if notice of such claim is given to Seller within 60 days following the expiration of the Limitation Period. The Limitation Period referred to herein shall apply to known as well as unknown breaches of such covenants, indemnities, warranties or representations. Purchaser’s waiver and release set forth in Section 3.4 shall apply fully to liabilities under such covenants, indemnities, representations and warranties and is hereby incorporated by this reference. Purchaser specifically acknowledges that such termination of liability represents a material element of the consideration to Seller. The limitation as to Seller’s liability in this Section 12.1(a) does not apply to Seller’s liability with respect to prorations and adjustments under Article VI. The provision of this Section 12.1(a) shall survive indefinitely the Closing or earlier termination of this Agreement and shall not be merged into the Deed or other closing documents.

12.2    If Seller defaults in its obligation to sell and convey the Property to Purchaser pursuant to this Agreement, Purchaser’s sole and exclusive remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Purchaser shall be entitled to (i) the return by the Escrow Agent to Purchaser of the Earnest Money and Purchaser shall also be entitled to the recovery from Seller of Purchaser’s actual and reasonable out-of-pocket costs and expenses incurred in connection with entering into this Agreement and attempting to purchase the Property, including without limitation, due diligence inspections performed by Purchaser and its consultants, up to a maximum amount of $60,000.00 in the aggregate, and (ii) if such default is the result of Seller’s intentional breach of this Agreement for the purposes of depriving Purchaser of the benefit of its bargain, Purchaser shall also be entitled to the recovery from Seller of Purchaser’s actual and reasonable out-of-pocket costs and expenses incurred in connection with entering into this Agreement and attempting to purchase the Property, including without limitation, due diligence inspections performed by Purchaser and its consultants, up to a maximum amount of $250,000.00 in the aggregate, and after Purchaser has recovered all the foregoing neither party shall have any further rights or obligations except for Purchaser’s indemnity obligations hereunder, or (b) to bring a suit for specific performance provided that any suit for specific performance must be brought within 90 days of Seller’s default, to the extent permitted by law, Purchaser waiving the right to bring suit at any later date. Purchaser waives any other rights or remedies.

12.3.    Purchaser recognizes that if the purchase and sale which is the subject of this Agreement is not consummated because of a material default by Purchaser hereunder, Seller shall be entitled to compensation as a result thereof. Seller and Purchaser acknowledge that it is extremely difficult and impractical to ascertain the extent of the detriment, and to avoid this problem, Seller and Purchaser agree that if the purchase and sale which is the subject of this Agreement is not consummated solely as a result of a material default by Purchaser under this Agreement, Seller sole remedy shall be to recover from the Escrow Agent the Earnest Money as liquidated damages, which amount represents a bona fide good faith estimate of damages that Seller would suffer in such event. Upon Seller's receipt of the Earnest Money, this Agreement shall be terminated and thereupon the parties shall have no further obligations one to the other under this Agreement. In the event of Seller’s election to recover the Earnest Money, the parties agree that the sum stated above as liquidated damages shall be the sole and exclusive relief to which Seller might otherwise be entitled, as a result of Purchaser's default under this Agreement, Seller hereby specifically waiving any and all rights which it may have to damages or specific performance as a result of Purchaser's default under this Agreement.

ARTICLE XIII.    ESCROW

13.1.    The parties hereto have mutually requested that the Escrow Agent act as escrow agent for the purpose of holding the Earnest Money in accordance with the terms of this Agreement.

13.2.    The Earnest Money shall be deposited by the Escrow Agent in an interest bearing account approved by Purchaser.

13.3.    The Earnest Money shall be released or delivered to the party entitled thereto pursuant to this Agreement with reasonable promptness after the Escrow Agent shall have received notice from Seller and Purchaser authorizing release of the Earnest Money or the occurrence of the Closing, at which time the Earnest Money shall be paid to Seller and applied to the Purchase Price.

13.4.    (a)    The Escrow Agent is to be considered as a depository only, shall not be deemed to be a party to any document other than this Agreement, and shall not be responsible or liable in any manner whatsoever for the sufficiency, manner of execution, or validity of any written instructions, certificates or any other documents received by it, nor as to the identity, authority or rights of any persons executing the same. The Escrow Agent shall be entitled to rely at all times on instructions given by Seller and/or Purchaser, as the case may be and as required hereunder, without any necessity of verifying the authority therefor.

(b)    The Escrow Agent shall not at any time be held liable for actions taken or omitted to be taken in good faith and without negligence. Seller and Purchaser agree to save and hold the Escrow Agent harmless and indemnify the Escrow Agent from any loss and from any claims or demands arising out of its actions hereunder other than any claims or demands arising from the Escrow Agent's negligence or willful misconduct.

(c)    It is further understood by Seller and Purchaser that if, as a result of any disagreement between them or adverse demands and claims being made by any of them upon the Escrow Agent, or if the Escrow Agent otherwise shall become involved in litigation with respect to this Agreement, the Escrow Agent may deposit the Earnest Money with a court of competent jurisdiction and/or in accordance with the order of a court of competent jurisdiction and in any such event, Seller and Purchaser agree that they, jointly and severally, are and shall be liable to the Escrow Agent and shall reimburse the Escrow Agent on demand for all costs, expenses and reasonable counsel fees it shall incur or be compelled to pay by reason of any such litigation. Seller and Purchaser agree between themselves that each shall be responsible to advance one-half of all amounts due the Escrow Agent pursuant to this Section 13.4, provided that any such advance by Seller or Purchaser as a result of any dispute or litigation between them shall be without prejudice to its right to recover such amount as damages from the breaching party.

(d)    In taking or omitting to take any action whatsoever hereunder, the Escrow Agent shall be protected in relying upon any notice, paper, or other document believed by it to be genuine, or upon evidence deemed by it to be sufficient, and in no event shall the Escrow Agent be liable hereunder for any act performed or omitted to be performed by it hereunder in the absence of negligence or bad faith. The Escrow Agent may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith and without negligence in accordance with the advice of such counsel.

13.5.    Upon the satisfaction of the mutual obligations of the parties hereunder, the Escrow Agent shall promptly submit for recording or filing, as applicable, all appropriate instruments delivered to it at the Closing.

13.6.    The Escrow Agent shall have no right or obligation to approve any amendment to this Agreement unless such amendment purports to affect the Escrow Agent's rights or obligations hereunder.

13.7.    The Escrow Agent hereby agrees to serve as the "real estate reporting person" (as such term is defined in Section 6045(e) of the Code). This Agreement shall constitute a designation agreement, the name and address of the transferor and transferee of the transaction contemplated hereby as well as the name and address of the Escrow Agent appear in Section 14.1 hereof, and Seller, Purchaser and the Escrow Agent agree to retain a copy of this Agreement for a period of four years following the end of the calendar year in which the Closing occurs. The provisions of this Section shall survive the Closing.

ARTICLE XIV.    NOTICES

14.1.    Except as otherwise provided in this Agreement, any and all notices, elections, demands, requests and responses thereto permitted or required to be given under this Agreement shall be in writing, signed by the party giving the same or by its attorneys, and shall be deemed to have been properly given and shall be deemed effective upon being (i) personally delivered, or (ii) delivered to an overnight delivery service with receipt for delivery, or (iii) deposited in the United States mail, postage prepaid, certified with return receipt requested, or (iv) transmitted by email or facsimile, provided that such email or facsimile transmission is confirmed within one (1) Business Day thereafter in the manner set forth in either clause (i), (ii) or (iii) of this sentence, to the other party at the address of such other party set forth below or at such other address within the continental United States as such other party may designate by notice specifically designated as a notice of change of address and given in accordance herewith; provided, however, that the time period in which a response to any such notice, election, demand or request must be given shall commence on the date of receipt thereof. Personal delivery to a party or to any officer, partner, member, agent or employee of such party at said address shall constitute receipt. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt. Any such notice, election, demand, request or response shall be addressed as follows:

IF TO PURCHASER:        Resource Real Estate Opportunity OP, LP
3033 E. 1st Avenue, Suite 805
Denver, Colorado 80206
Attn: Marshall P. Hayes
Telephone: (303) 209-6351
Facsimile: (303) 553-8409
email: mhayes@resourcerei.com

with a copy to be given simultaneously to:
Resource Real Estate Opportunity OP, LP
1845 Walnut Street, 18th Floor
Philadelphia, PA 19103
Attn: Shelle Weisbaum
Telephone: (215) 832-4187
Facsimile: (215) 761-0452
email: sweisbaum@resourcerei.com

And to:
Ledgewood, PC
1900 Market Street, Suite 750
Philadelphia, PA 19103
Attn: Stacy C. Bedwick, Esq
Telephone: (215) 731-9450
Facsimile: (215) 735-2513
email: sbedwick@ledgewood.com

IF TO SELLER:        Addison Place Apartment Manager, LLC
Addison Place Townhomes, LLC
6485 Centerville Business Parkway
Centerville, Ohio 45459
Attn: Chris Mullins
Phone No.: 937-424-3095
Facsimile No.: 937-434-6215
Email: cmullins@theconnorgrp.com

with a copy to be given simultaneously to:

Dinsmore & Shohl LLP
1100 Courthouse Plaza, SW
10 N. Ludlow Street
Dayton, Ohio 45402
Attn: Karen R. Dillon, Esq.
Phone No.: 937-449-2825
Facsimile No.: 937-463-4947
Email: karen.dillon@dinsmore.com

IF TO THE ESCROW AGENT OR THE TITLE COMPANY:

Land Services USA, Inc.
1835 Market Street, Suite 420
Philadelphia, PA 19103
Attn: Alison Zugschwert, Title Officer
Phone No.: 215-255-8981
Facsimile No.: 215-255-8963
Email: azugschwert@lsutitle.com

ARTICLE XV.        MISCELLANEOUS

15.1.    This Agreement and the Exhibits and Schedules attached hereto contain the entire agreement between the parties with respect to the subject matter hereof, and no promise, representation, warranty or covenant not included in this Agreement or such Exhibits or Schedules has been or is relied upon by either party. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the matters herein contained and is the complete and exclusive statement of the terms thereof, notwithstanding any representation or statement to the contrary heretofore made.

15.2.    This Agreement cannot be changed, modified, discharged or terminated by any oral agreement or any other agreement and there cannot be any waiver of the warranties, representations and covenants expressly contained in this Agreement unless the same is in writing and signed by the party against whom enforcement of the change, modification, discharge, termination or waiver is sought.

15.3.    The Article and Exhibit headings herein are for convenience only, and are not to be used in determining the meaning of this Agreement or any part hereof.

15.4.    This Agreement shall be binding on, and the benefits hereof shall inure to, the successors and assigns of the parties hereto.

15.5.    If any term or provision of this Agreement, or any part of such term or provision, or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement or the application of such term or provision or remainder thereof to persons or circumstances other than those as to which it is held invalid and unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.6.    All Exhibits and Schedules which are attached to this Agreement are part of this Agreement and are incorporated herein by reference.

15.7.    The provisions of this Agreement are for the sole benefit of the parties to this Agreement and their successors and assigns and shall not give rise to any rights by or on behalf of anyone other than such parties.

15.8.    This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

15.9.    This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

15.10.    TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NEITHER PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH OF THE PARTIES ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COUNSEL WITH RESPECT TO THIS WAIVER.

15.11.    If any litigation arises under this Agreement, the prevailing party (which term shall mean the party which obtains substantially all of the relief sought by such party) shall be entitled to recover, as a part of its judgment, reasonable attorneys' and paralegals' fees, court costs and expert witness fees. The provisions of this Section shall survive the Closing or earlier termination of this Agreement.

15.12.    Purchaser shall have the right to assign this Agreement to an entity controlling, controlled by or under common control with Purchaser. In the event of any such assignment, Seller agrees to execute any documents specified by Purchaser to or in the name of Purchaser's assignee and agrees that all surviving representations and warranties of Seller hereunder shall be deemed to run in favor of, and be enforceable by said assignee as if it were the Purchaser hereunder. The provisions of this Section shall survive the Closing.

15.13.    The submission of a draft, or a marked up draft, of this Agreement by one party to another is not intended by either Seller or Purchaser to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. Seller and Purchaser shall be legally bound with respect to the purchase and sale of the Property pursuant to the provisions of this Agreement or otherwise only if and when Seller and Purchaser have negotiated all of the provisions of this Agreement in a manner acceptable to Seller and Purchaser in their respective sole discretion, including, without limitation, all of the Exhibits and Schedules hereto, and each of Seller and Purchaser have fully executed and delivered to each other a counterpart of this Agreement signed by it.

15.14.    Seller will, whenever and as often as it shall be reasonably requested so to do by Purchaser, and Purchaser will, whenever and as often as it shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments, correction instruments and all other instruments and documents as may be reasonably necessary in order to complete the transaction which is the subject of this Agreement and to carry out the intent and purposes of this Agreement. All such instruments and documents shall be satisfactory to the respective attorneys for Purchaser and Seller. The provisions of this Section shall survive the Closing.

15.15.    If the date for performance of any act pursuant to this Agreement is not a Business Day, then such act shall be performed on the next succeeding Business Day. The term "Business Days" shall mean all days, except Saturdays, Sundays and all days observed by the Federal Government as legal holidays.

15.16.    Seller hereunder desires to exchange, for other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated thereunder, fee title in the property which is the subject of this Agreement. Seller expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031(k)-1(g)(4) on or before the closing date.

15.17.    Seller and Purchaser (each, a “Representing Party”) each represents and warrants to the other (i) that neither the Representing Party nor any person or entity that directly owns a 10% or greater equity interest in it nor any of its officers, directors or managing members is a person or entity (each, a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 (the “Executive Order”) signed on September 24, 2001 and entitled “Blocking Property and

Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, (ii) that the Representing Party’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”), and (iii) that throughout the term of this Agreement the Representing Party shall comply with the Executive Order and with the Money Laundering Act.

15.18     TIME IS OF THE ESSENCE OF THIS AGREEMENT.

15.19    This Agreement shall be governed by and construed under the laws of the State in which the Property is located.

15.20    Until the earlier to occur of termination of this Agreement or the Closing Date, Seller (and Seller’s agents, including Seller’s broker) shall cease to market the Property and shall refrain from solicitation of backup offers and any discussion, negotiation or any other communication concerning or related to the sale of the Property with any third party other than Purchaser.

15.21     Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser reasonable access to, such factual information as may be reasonably requested by Purchaser, and in the possession or reasonable control of Seller, or its property manager or accountants (without any requirement for Seller to compile, categorize or otherwise organize such information), to facilitate Purchaser's auditor in the conduct of an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus the two (2) immediately preceding calendar years (provided, however, that other than fees paid or payable to Seller, a Seller affiliate or a third party for on-site property management, such audit shall not include an audit of asset management fees internally allocated by Seller (as opposed to paid to a third party) or interest expenses attributable to Seller). Purchaser shall be responsible for all out-of-pocket costs associated with this audit. Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested by such auditor, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property, whether requested before or after Closing. Seller’s obligation to maintain its records for use under this Section 8.24 shall be an on-going condition to Closing for Purchaser’s benefit until Closing. Seller shall remain in existence and maintain its records for use under this Section 15.21 for a period of not less than one year after the Closing Date. The provisions of this Section shall survive Closing.
ARTICLE XVI.    CONFIDENTIALITY

The Property Information and all other information, other than matters of public record or matters generally known to the public, furnished to, or obtained through inspection of the Property by, Purchaser, its affiliates, lenders, employees, attorneys, accountants and other professionals or agents relating to the Property, will be treated by Purchaser, its affiliates, lenders, employees and agents as confidential, and will not be disclosed to anyone other than on a need-to-know basis and to Purchaser's consultants who agree to maintain the confidentiality of such information, and will be returned to Seller by Purchaser if the Closing does not occur. Purchaser and Seller, for themselves and their respective affiliates, lenders, employees and agents agree not to disclose the terms of this Agreement to any third party, provided, however, that upon closing Seller or Purchaser may disclose such details as are of public record as a result of the sale of the Property. The confidentiality provisions of this Article shall not apply to any disclosures made by Purchaser as required by law, by court order, or in connection with any subpoena served upon Purchaser; provided Purchaser shall provide Seller with written notice before making any such disclosure.

[Signatures on following page.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date set forth above.

PURCHASER:

RESOURCE REAL ESTATE OPPORTUNITY OP, LP, a Delaware limited partnership                        RESOURCE REAL ESTATE OPPORTUNITY OP, LP, a Delaware limited partnership
By:    Resource Real Estate Opportunity REIT,
Inc., a Maryland corporation, its general
partner

By: ___________________________
Name:
Title:

SELLER:

ADDISON PLACE APARTMENT MANAGER,
LLC
a Delaware limited liability company

By:    _____________________________
Chris Mullins, Vice President

ADDISON PLACE TOWNHOMES, LLC
a Delaware limited liability company

By:    _____________________________
Chris Mullins, Vice President

With Respect Only to Article XIII -
Consented and Agreed to:

LAND SERVICES USA, INC.

By:    _________________________
Name:__________________________
Title:___________________________

EXHIBIT A

Tract 1 (Abbotts Bridge Townhomes)

ALL THAT TRACT OF LAND in Land Lots 230 and 235 of the 1st District, 1st Section, City of Johns Creek, Fulton County, Georgia, described as follows:

TO FIND THE TRUE POINT OF BEGINNING, commence at the intersection of the northwest right-of-way line of Dunhill Place Drive (50 foot right-of-way) with the northeast right-of-way line of Abbotts Bridge Road (also known as Georgia Highway No. 120) (variable width right-of-way, 104 feet to centerline at this point); running thence along the northeast right-of-way line of Abbotts Bridge Road North 33 degrees 17 minutes 22 seconds West 233.90 feet to a point on the south line of Land Lot 230 (said land lot line being common to Land Lots 229 and 230); thence leaving said right-of-way line, South 89 degrees 27 minutes 22 seconds East along the south line of said Land Lot 230 103.44 feet to a point; thence leaving said land lot line, North 18 degrees 42 minutes 22 seconds West 244.10 feet to a 1-1/2 inch open top pipe found at the most northwest corner of Lot #4 of Abbotts Cove Subdivision as per plat recorded in Plat Book 175, page 124, Fulton County, Georgia records, and the TRUE POINT OF BEGINNING; from the TRUE POINT OF BEGINNING AS THUS ESTABLISHED, running thence South 69 degrees 38 minutes 37 seconds West 186.37 feet to a point on the relocated northeast right-of-way line of Abbotts Bridge Road (also known as Georgia Highway No. 120, variable width right-of-way, Project No. STP-189-1 (28) Fulton County); thence along said relocated northeast right-of-way line of Abbotts Bridge Road (also known as Georgia Highway No. 120) the following courses and distances: (1) North 33 degrees 18 minutes 14 seconds West 437.23 feet to a point, and (2) along the arc of a curve to the left (which arc is subtended by a chord having a bearing and distance of North 40 degrees 24 minutes 46 seconds West 289.89 feet and a radius of 1171.26 feet) 290.64 feet to a point; thence leaving said relocated right-of-way line, North 51 degrees 11 minutes 07 seconds East 15.82 feet to ½-inch rebar found; thence South 56 degrees 24 minutes 43 seconds East 94.24 feet to a ½-inch rebar found; thence North 33 degrees 04 minutes 54 seconds East 84.95 feet to a ½-inch rebar found; thence North 56 degrees 25 minutes 59 seconds West 66.52 feet to a ½-inch rebar found; thence North 51 degrees 11 minutes 07 seconds East 452.10 feet to a point; thence South 65 degrees 23 minutes 21 seconds East 207.50 feet to a point; thence North 74 degrees 59 minutes 20 seconds East 190.00 feet to a ½-inch rebar found; thence North 87 degrees 14 minutes 51 seconds East 300.04 feet to a ½-inch rebar found; thence South 73 degrees 50 minutes 36 seconds East 173.07 feet to a ½-inch rebar found at the northwest corner of Lot #18 of Abbotts Cove Subdivision as per plat recorded in Plat Book 175, page 124, aforesaid records; thence along the west line of said Abbotts Cove Subdivision South 05 degrees 26 minutes 49 seconds East 538.06 feet to a ½-inch rebar found at the southwest corner of Lot #13 of said Abbotts Cove Subdivision; thence South 69 degrees 53 minutes 08 seconds West along the north lines of Lots 4-11 of said Abbotts Cove Subdivision 767.26 feet to the TRUE POINT OF BEGINNING, said tract containing approximately 18.79997 acres or 818,926 square feet, being designated "Tract 1" as shown on ALTA/ACSM Land Title Survey of Abbotts Bridge Townhomes-Phase 1 and Addison Place Apartments-Phase 2 for Addison Place Apartment Manager, LLC, a Delaware limited liability company, Addison Place Townhomes, LLC, a Delaware limited liability company, Federal Home Loan Mortgage Corporation, Primary

Capital Advisors LC, Wachovia Financial Services, Inc. and Chicago Title Insurance Company prepared by Watts & Browning Engineers, Inc., bearing the seal and certification of V. T. Hammond, Georgia Registered Land Surveyor No. 2554, dated April 25, 2006, last revised June 3, 2008.

TOGETHER WITH a non-exclusive right, title and interest in and to the easements appurtenant to the above-described tract created in that certain:

(i)    Declaration of Easements by Roberts Properties Residential, L.P. dated October 18, 1999, filed October 21, 1999, recorded in Deed Book 27850, page 46, Fulton County, Georgia records; as amended by First Amendment to Declaration of Easements by Roberts Properties Residential, L.P., dated May 2, 2000, filed May 4, 2000, recorded in Deed Book 28996, page 182, aforesaid records; as amended by that certain Second Amendment to Declaration of Easements by Roberts Properties Residential, L.P., dated May 4, 2000, filed June 15, 2000, recorded in Deed Book 29172, page 281, aforesaid records; and

(ii)    Reciprocal Easement, Restrictive Covenant and Covenant Agreement among Fulton County, Roberts Properties Jones Bridge, L.L.C. and Robert properties Residential, L.P., dated December 22, 1999, filed December 27, 1999, recorded in Deed Book 28224, page 83, aforesaid records; as affected by Affidavit deposed by Brian J. Sullivan, dated February 3, 2000, filed February 22, 2000, recorded in Deed Book 28576, page 325, aforesaid records

(collectively the foregoing appurtenances being referred to as the “Tract 1 Easements”).

Tract 2 - Addison Place Phase 2 Parcel

All that tract of land lying and being in Land Lots 230, 231, 234, & 235, 1st District, 1st Section, Fulton County, Georgia and being more particularly described as follows:

BEGINNING at a ½-inch rebar found at the intersection of the proposed east right-of-way line of Addison Way (right-of-way varies) with the land lot line common to said Land Lots 230 and 231, which ½-inch rebar found is located South 88 degrees 50 minutes 38 seconds East 280.22 feet along the land lot line common to said Land Lots 230 and 231 from a ¾-inch iron bar found in 1993 which is now destroyed at the common corner to Land Lots 197, 198, 230 and 231, 1st District, 1st Section, Fulton County, Georgia; running thence along the proposed east right-of-way line of Addison Way North 00 degrees 24 minutes 12 seconds East 164.13 feet to a ½-inch rebar found; thence, leaving said proposed right-of-way line, North 70 degrees 42 minutes 42 seconds East 144.99 feet to a ½-inch rebar found; thence North 00 degrees 20 minutes 06 seconds West 76.75 feet to a ½-inch rebar found; thence North 03 degrees 44 minutes 46 seconds West 54.84 feet to a ½-inch rebar found; thence North 16 degrees 40 degrees 49 seconds West 33.86 feet to a ½-inch rebar found; thence North 39 degrees 51 minutes 19 seconds West 54.71 feet to a ½-inch rebar found; thence North 40 degrees 54 minutes 27 seconds West 105.77 feet to a ½-inch rebar set; thence North 40 degrees 45 minutes 23 seconds West 36.77 feet to a ½-inch rebar found on the southeast right-of-way line of Jones Bridge Road (right-of-way varies); thence along the southeast right-of-way line of Jones Bridge Road the following courses and distances: (1) North 50 degrees 08 minutes 06 seconds East 453.26 feet to a point, (2) along the arc of a curve to the right (which arc is subtended by a chord having a bearing and distance of North 50 degrees 20 minutes 34 seconds East 82.84 feet and a radius of 11,417.30 feet) 82.84 feet to a point, (3) North 50 degrees 33 minutes 03 seconds East 81.13 feet to a ½-inch rebar set, (4) North 55 degrees 41 minutes 36 seconds East 131.76 feet to a ½-inch rebar set, and (5) North 50 degrees 33 minutes 03 seconds East 168.08 feet to a ½-inch rebar set; thence, leaving said right-of-way line, South 43 degrees 17 minutes 02 seconds East 211.03 feet to a ½-inch rebar found; thence South 31 degrees 12 minutes 02 seconds East 269.95 feet to a ½-inch rebar found; thence South 43 degrees 12 minutes 02 seconds East 169.97 feet to a ½-inch rebar found; thence South 35 degrees 12 minutes 02 seconds East 199.96 feet to a ½-inch rebar found; thence South 35 degrees 06 minutes 54 seconds East 125.15 feet to a ½-inch rebar found; thence South 22 degrees 26 minutes 33 seconds East 160.21 feet to a ½-inch rebar found; thence South 29 degrees 19 minutes 38 seconds East 149.93 feet to a ½-inch rebar found; thence South 37 degrees 41 minutes 40 seconds East 154.92 to a ½-inch rebar found; thence South 47 degrees 58 minutes 48 seconds East 164.89 feet to a ½-inch rebar found; thence South 71 degrees 07 minutes 02 seconds West 134.90 feet to a ½-inch rebar found; thence South 86 degrees 52 minutes 02 seconds West 299.77 feet to a ½-inch rebar found; thence South 79 degrees 37 minutes 02 seconds West 124.91 feet to a ½-inch rebar found; thence North 73 degrees 51 minutes 50 seconds West 173.42 feet to a ½-inch rebar set; thence South 87 degrees 15 minutes 00 seconds West 300.00 feet to a ½-inch rebar set; thence South 75 degrees 00 minutes 00 seconds West 190.00 feet to a point in a lake; thence North 65 degrees 22 minutes 41 seconds West 207.50 feet to a ½-inch rebar found; thence South 51 degrees 09 minutes 57 seconds West 243.72 feet to a ½-inch rebar found; thence North 33 degrees 05 minutes 48 seconds East 258.89 feet to a ½-inch rebar set; thence North 11 degrees 54 minutes 35 seconds West 33.74 feet to a ½-inch rebar set; thence North 56 degrees 54 minutes 17 seconds West 178.55 feet to a ½-inch rebar found on the land lot line common to Land Lots 230 and 231; thence along said common land lot line, North 88 degrees 50 minutes 38 seconds West 24.40 feet to a ½-inch rebar found; thence leaving said common land lot line, South 71 degrees 34 minutes 47 seconds West 36.90 feet to a ½-inch rebar found on the proposed east right-of-way line of Addison Way; thence along said proposed right-of-way line, along the arc of a curve to the left (which arc is subtended by a chord having a bearing and distance of North 17 degrees 20 minutes 45 seconds East 12.87 feet and a radius of 362.86 feet) 12.87 feet to the POINT OF BEGINNING, said tract containing approximately 30.665 acres as shown on plat of ALTA/ACSM Land Title Survey for Roberts Properties Residential, L.P., Primary Capital Advisors LC, Federal Home Loan Mortgage Corporation and Commonwealth Land Title Insurance Company, prepared by Rochester & Associates, Inc., bearing the seal and certification of Josh W. Trawick, Georgia Registered Land Surveyor No. 2974, dated January 14, 2000, last revised April 18, 2005.

TOGETHER WITH, a non-exclusive right, title and interest in and to the easements appurtenant to the above described Tract created pursuant to that certain Reciprocal Easement, Restrictive Covenant and Covenant Agreement by and between Fulton County, a political subdivision of the State of Georgia, Roberts Properties Jones Bridge, L.L.C., a Georgia limited liability company, and Roberts Properties Residential, L.P., a Georgia limited partnership, dated December 22, 1999, filed for record on December 27, 1999, and recorded at Deed Book 28224, page 083, Fulton County, Georgia records; as affected by Affidavit deposed by Brian J. Sullivan, dated February 3, 2000, filed February 22, 2000, recorded in Deed Book 28576, page 325, aforesaid records (the "Appurtenant Easement No. 1").

TOGETHER WITH, a non-exclusive right, title and interest in and to the easements appurtenant to the above described Tract created pursuant to that certain Declaration of Easements by Roberts Properties Residential, L.P., a Georgia limited partnership, dated October 19, 1999, filed for record on October 21, 1999, and recorded at Deed Book 27850, page 046, Fulton County, Georgia records; as amended by that certain First Amendment to Declaration of Easements by Roberts Properties Residential, L.P., dated May 2, 2000, recorded in Deed Book 28996, page 182, aforesaid records; as amended by that certain Second Amendment to Declaration of Easements by Roberts Properties Residential, L.P., dated May 4, 2000, filed June 15, 2000, recorded in Deed Book 29172, page 281, aforesaid records. (the "Appurtenant Easement No. 2").

TOGETHER WITH, a non-exclusive right, title and interest in and to the easement appurtenant to the above described tract created pursuant to that certain Grant of Access Easement by Roberts Properties Residential, L.P., a Georgia limited partnership, dated April 15, 2005, filed for record April 20, 2005, and recorded in Deed Book 39834, page 207, aforesaid records (the "Appurtenant Easement No. 3").

Appurtenant Easement Nos. 1, 2 and 3 are collectively referred to herein as “Tract 2 Easements”.

EXHIBIT B

[Rent Roll]

EXHIBIT C

Regional Billing Services - Utility Billing

Comcast - Cable and Bulk Addendums

Four Seasons - Landscaping

Team Pest - General Pest and Termite Baiting

Waste Management - Trash Removal

Loud Security - Security Monitoring

Month to Month Services Not Under Contract:

AT&T - Gate Monitoring

Master Agreements:

Seller’s rights under master agreements with NuVox Communications, Inc. (phone) and IKON Office Solutions, Inc. (copier) will be terminated as to the Apartments as of the Closing Date.

EXHIBIT D

Leasing Office - Back Room

•	1 surveillance system

•	1 stereo system for clubhouse

•	1 key machine

•	1 lateral file drawer

•	1 computer

•	1 Ricoh Aficio 1515MF copier

Property Manager’s Office

•	Desk, chair, and credenza

•	2 side chairs

•	1 roll top desk

Leasing Manager’s Office

•	Desk, chair, and credenza

•	2 side chairs

•	1 printer

Business Manager’s Office

•	Desk, chair, and credenza

•	2 wood lateral file cabinets (contains lease files)

•	1 metal lateral file

•	1 computer with printer

•	2 lamp

•	1 side table

•	2 side chairs

Clubhouse Lobby

•	1 credenza

•	1 sofa table

•	2 side tables

•	4 chairs

•	2 lamps

•	1 chandelier

Leasing Office

•	1 small metal file cabinet

•	3 desks

•	3 credenzas

•	2 lamps

•	2 computers and 2 printer

•	8 chairs

•	2 side table

Club Room

•	1 chandelier

•	3 bar stools

•	2 sofas

•	1 sofa table

•	1 coffee tables

•	2 high back wing chairs

•	2 paintings

•	1 mirror

•	1 round table

•	1 side table

•	1 credenza

•	4 chairs

Kitchen

•	1 table with 3 chairs

•	1 dishwasher

•	1 ice maker

•	1 coffee maker

•	1 toaster

•	1 refrigerator

Television Room (off the main club room)

•	1 sofa

•	1 television

•	1 DVD player

•	5 casual chairs

•	1 round table with 5 chairs

•	2 coffee table

Conference Room

•	1 conference room table

•	1 credenza

•	6 chairs

•	1 wood-encased marker board

•	1 podium

Business Center

•	1 printers

•	2 computers

•	2 wood desks

•	2 chairs

•	1 Toshiba all in one copy, scan, fax machine

Pool Area - Apartments

•	34 lounge chairs

•	3 tables

•	14 side chairs

•	16 side tables

•	3 trash cans

Maintenance Building - Apartments

•	2 turbo blower

•	4 reclamation tanks

•	1 recovery machine

•	2 step ladders

•	1 ladder

•	2 paint sprayers

•	1 A/C vac

•	1 breezeway blower

•	several brooms

•	Miscellaneous small supplies

Laundry Room

•	2 bar stools

•	1 waste basket

•	1 television (wall mounted)

•	8 coin operated washers and dryers

Cardio Room

•	2 wall-mounted televisions

•	4 treadmills

•	3 elliptical machines

•	2 stationary bicycle machines

•	1 step machine

Weight Room

•	13 various power-weight stations

•	2 benches

•	6 free weights

•	1 weight scale

Kids Room (located in exercise area)

•	1 child table with 4 tiny chairs

•	2 side tables with chairs

•	4 bookcases with miscellaneous toys

•	1 book rack with miscellaneous children’s books

•	1 television

Every apartment has:

•	1 microwave

•	1 stove

•	1 refrigerator

•	1 dishwasher

•	1 garbage disposal

1 Sales Golf Cart
3 Maintenance Golf Carts
4 Chargers

EXHIBIT E
LIMITED WARRANTY DEED

[SPACE ABOVE LINE RESERVED FOR RECORDER]

AFTER RECORDING, RETURN TO:

STATE OF GEORGIA

COUNTY OF FULTON

LIMITED WARRANTY DEED

THIS DEED, made this _____ day of March, 2014, by and between ADDISON PLACE APARTMENT MANAGER, LLC, a Delaware limited liability company, and ADDISON PLACE TOWNHOMES, LLC, a Delaware limited liability company (collectively, “Grantor”), with an address of 6485 Centerville Business Parkway, Centerville, Ohio 45459, and                                         , a                      (“Grantee”), with an address of                                          (the terms Grantor and Grantee to include their respective heirs, successors and assigns where the context hereof requires or permits),

WITNESSETH THAT: Grantor, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00), and other good and valuable consideration, in hand paid at and before the sealing and delivery of these presents, the receipt, adequacy and sufficiency of which being hereby acknowledged by Grantor, has granted, bargained, sold and conveyed, and by these presents does hereby grant, bargain, sell and convey unto Grantee, the real property described on Exhibit “A” attached hereto and made a part hereof (the “Property”).

TO HAVE AND TO HOLD the Property, together with all and singular the rights, members and appurtenances thereof, to the same being, belonging, or in anywise appertaining, to the only proper use, benefit and behoof of Grantee, forever in FEE SIMPLE.

AND, SUBJECT TO the title matters expressly set forth on Exhibit “B” attached hereto and made a part hereof, Grantor will warrant and forever defend the right and title to the Property unto the Grantee against the claims of all persons claiming by, through or under Grantor.

IN WITNESS WHEREOF, Grantor has signed and sealed this Deed the day and year first above written.

As to all signatories, signed, sealed and delivered in the presence of: Unofficial Witness Print Name: Notary Public Print Name:______________ Commission Expiration Date: [AFFIX NOTARIAL SEAL]

ADDISON PLACE APARTMENT MANAGER, LLC
a Delaware limited liability company

By:                                                      [SEAL]
Print Name:
Title:

ADDISON PLACE TOWNHOMES, LLC
a Delaware limited liability company

By:____________________________[SEAL]
Name:__________________________
Title:___________________________

EXHIBIT F

BILL OF SALE AND ASSIGNMENT OF LEASES AND CONTRACTS

This instrument is executed and delivered as of the ____ day of March, 2014 pursuant to that certain Agreement of Sale and Purchase dated February ___, 2014 (the “Agreement”), by and between ADDISON PLACE APARTMENT MANAGER, LLC, a Delaware limited liability company (“APAM”) and ADDISON PLACE TOWNHOMES, LLC, a Delaware limited liability company (“APT” and, together with APAM, “Seller”), and __________________, a _____________________ (“Purchaser”), covering the real property described in Exhibit A attached hereto (“Property”).

1.    Sale of Personalty. For good and valuable consideration, Seller hereby sells, transfers, sets over and conveys to Purchaser the following without recourse or warranty (the “Personal Property”):

(a)    Tangible Personalty. All of Seller’s right, title and interest in and to all fixtures, furniture, equipment, and other tangible personal property, if any, owned by Seller presently located on such property, including without limitation all of the furniture, equipment, appliances and other tangible personal property listed on Exhibit B-1 attached hereto and incorporated herein by reference, but expressly excluding all computer equipment, computer networking equipment, check scanners, facsimile machines, photocopiers, any and all licenses and software in connection with any of the foregoing exclusions, project signage bearing any name, logo or trademark of Seller or any of its affiliates, and any items of personal property owned by tenants, any managing agent or others (the “Tangible Personalty”).

(b)    Intangible Personalty. All the right, title and interest of Seller in and to the following, to the extent assignable: ”): (i) licenses (excluding any and all licenses of software), permits, government approvals and certificates of occupancy relating to the operation of the Property, (ii) the right to use the name of the Apartments (if any) in connection with the Property, (iii) the domain name and ulr for the Apartments website (excluding the website’s content), (iv) all telephone numbers and listings identifiable with the Property, including _______________ (phone) and _____________ (fax) and (v) if still in effect, guaranties and warranties received by Seller from any unrelated third party, contractor, manufacturer or other person in connection with construction of the Improvements or operation of the Property.

2.    Assignment of Leases and Contracts. For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Purchaser, and Purchaser hereby accepts such assignment of, the following without recourse or warranty (the “Assigned Property”):

(a)    Leases. All of Seller’s right, title and interest in and to all leases, licenses and other occupancy agreements covering the Property and tenant security deposits which are specifically listed on Exhibit B-2 attached hereto and incorporated herein by reference (“Leases and Deposits”), and Purchaser hereby assumes all of Seller’s obligations under the Leases and Deposits arising from and after the date of this instrument;

(b)    Service Contracts. All of Seller’s right, title and interest in and to the service contracts described in Exhibit B-3 attached hereto and incorporated herein by reference (the “Service Contracts”).

3.    Assumption. Purchaser, for itself and its successors or assigns, hereby assumes the obligations of Seller under the Leases and Deposits and Service Contracts arising from and after the date of this instrument and shall defend, indemnify and hold harmless Seller from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Seller by reason of Purchaser’s breach or default of its obligations with respect to the Leases or tenant security deposits arising on and after the date of this instrument. Seller shall defend, indemnify and hold harmless Purchaser from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Purchaser by reason of Seller’s breach or default of its obligations under the Leases and Service Contracts arising before the date of this instrument and for the failure to remit to Purchaser any tenant security deposits and other refundable deposits and amounts not listed on Exhibit B-2.

4.    Agreement Applies. The covenants, agreements, representations, warranties, releases, indemnities and limitations provided in the Agreement with respect to the property conveyed hereunder (including, without limitation, the limitations of liability provided in the Agreement), are hereby incorporated herein by this reference as if herein set out in full and shall inure to the benefit of and shall be binding upon Purchaser and Seller and their respective successors and assigns.

5.    Disclaimer. As set forth in the Agreement, which provisions are hereby incorporated by this reference as if herein set out in full, the Personal Property and Assigned Property are conveyed by Seller and accepted by Purchaser AS IS, WHERE IS, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, IT BEING THE INTENTION OF SELLER AND PURCHASER EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, AND ALL OTHER REPRESENTATIONS AND WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE UNIFORM COMMERCIAL CODE OF THE STATE OR STATES WHERE THE PROPERTY IS LOCATED.

6.    Counterparts. This instrument may be executed in multiple counterparts, each of which shall constitute an original and all of which when taken together shall constitute one instrument.

[Signatures on following page.]

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale and Assignment of Leases and Contracts to be executed as of the date written above.

PURCHASER:

RESOURCE REAL ESTATE OPPORTUNITY OP,LP, a Delaware limited partnership

By:	Resource Real estate Opportunity REIT, Inc., a Maryland corporation, its general partner

By: _____________________________
Name:
Title:

SELLER:

ADDISON PLACE APARTMENT MANAGER,
LLC
a Delaware limited liability company

By:    _____________________________
Chris Mullins, Vice President

ADDISON PLACE TOWNHOMES, LLC
a Delaware limited liability company

By:    _____________________________
Chris Mullins, Vice President

With Respect Only to Article XIII -
Consented and Agreed to:

LAND SERVICES USA, INC.

By:    _________________________
Name:__________________________
Title:___________________________

Exhibit A

Legal Description

Exhibit B-1

List of Personal Property

Exhibit B-2

Leases and Security Deposits

Exhibit B-3

Service Contracts

EXHIBIT G

STATE OF OHIO             )
)SS
COUNTY OF MONTGOMERY    )

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the undersigned, the owner of all of the membership interests of Addison Place Apartment Manager, LLC, a Delaware limited liability company, and Addison Place Townhomes, LLC, a Delaware limited liability company, which have legal title to a U.S. real property interest under local law, will be the actual transferor of the property for U.S. tax purposes and not the disregarded entities. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by the undersigned, the undersigned hereby certifies the following:

1.    Glen Lake Holdings, LLC (the “undersigned”) is a Delaware limited liability company and is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.    The undersigned is the sole member of Addison Place Apartment Manager, LLC, a Delaware limited liability company, and Addison Place Townhomes, LLC, a Delaware limited liability company, each of which is a disregarded entity as defined in § 1.1445-2(b)(2)(iii) of the Federal Income Tax Regulations;
3.    The undersigned is not a disregarded entity as defined in § 1.1445-2(b)(2)(iii) of the Federal Income Tax Regulations;
4.    The undersigned’s U.S. employer identification number is ___________; and
5.    The undersigned’s office address is 6485 Centerville Business Parkway, Centerville, Ohio 45459.
The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf the undersigned.

Glen Lake Holdings, LLC, a Delaware limited liability company
______________________________
Chris Mullins, Vice President

Sworn to and subscribed before me
this ___ day of March, 2014.
___________________________
Notary Public

EXHIBIT H

AFFIDAVIT OF SELLER'S GAIN
Glen Lake Holdings, LLC
Transferor's Name    Transferor's Identification Number (SSN or FEI)

6485 Centerville Business Parkway    ___________________________________
Centerville, Ohio 45459
Transferor's Address
INSTRUCTIONS
The transferor is required to execute this form or a similar document and present it to the buyer where the transferor wishes to establish the gain to be recognized from a sale of real property, against which gain the withholding imposed by O.C.G.A. § 48-7-128 is to be applied. In order to be subject to withholding only upon the gain recognized, the transferor must submit this affidavit to the buyer. If a payment is due, the buyer must submit this form along with the withholding return to the Department of Revenue. A copy is not required to be submitted to the Department when no withholding tax is due, unless specifically requested by the Department.
The transferor is to complete this document by calculating the gain below. The transferor should retain the documentation of the cost basis, depreciation, and selling expenses claimed. This documentation should only be provided to the Department when requested.
The undersigned states that Addison Place Apartment Manager, LLC, a Delaware limited liability company, and Addison Place Townhomes, LLC, a Delaware limited liability company, which have legal title to a U.S. real property interest under Georgia law, are disregarded entities as defined in Section 1.1445-2 (b)(2)(iii) of the Federal Income Tax Regulations. For U.S. tax purposes (including section 1445), the undersigned, the owner of all of the membership interests of Addison Place Apartment Manager, LLC, a Delaware limited liability company, and Addison Place Townhomes, LLC, a Delaware limited liability company, will be the actual transferor of the property for U.S. tax purposes and not the disregarded entities.
The undersigned transferor states it is not a disregarded entity as defined in Section 1.1445-2 (b)(2)(iii) of the Federal Income Tax Regulations.
1. SALES PRICE                        $______________________
2. COST BASIS INCLUDING IMPROVEMENTS         $______________________
3. DEPRECIATION         $______________________
4. ADJUSTED COST BASIS (line 2 minus line 3)        $______________________
5. SELLING EXPENSES                    $______________________
6. NET TAXABLE GAIN (LOSS) (line 1 minus lines 4 and 5)    $______________________

[signature appears on following page]

Under penalty of perjury, I swear that the above information is to the best of my knowledge and belief, true, correct, and complete.
Glen Lake Holdings, LLC, a Delaware limited liability company

_____________________________
Chris Mullins, Vice President

Sworn to and subscribed before me
this ___ day of March, 2014.

___________________________
Notary Public

SCHEDULE 3.2

PROPERTY INFORMATION

(1)	Monthly income statements for the Property beginning December 2012 and through date of sale;

(2)	Monthly bank statements for the Property beginning December 2012 through date of sale;

(3)	Reconciliations to aforementioned bank statements;

(4)	Monthly rent rolls for December 2012 through month of sale;

(5)	Trial Balances for the years ended 2012, 2013 and last date the seller owns the Property;

(6)	Balance Sheet at 12/31/12, 12/31/13, 1/31/14 and the last month the Seller owns the Property;

(7)	Account payable and account receivable detail listing/aging reports at 12/31/12, 12/31/13 and date of sale;

(8)	Check registers and payables registers for January 2013, February 2013, January 2014, and February 2014;

(9)	Copy of portion of management agreement describing management fees;

(10)	General Ledger for 2013 and 2014;

(11)	Copies of all insurance invoices for past 12 months;

(12)	Copies of all real estate tax bills for 2013 and 2014;

(13)	Contact person at the property management company with whom the auditors can discuss internal control procedures and walkthrough information;

(14)	Standard Lease form with respect to the Property;

(15)	Copies of all utility bills and a utility recap for past 12 months;

(16)	Copies of all utility contracts if applicable;

(17)	On-site access to the Tenant Leases including any and all modifications, supplements or amendments thereto and all tenant lease files;

(18)	Intentionally omitted.

(19)	Current notices to vacate report;

(20)	A schedule of all tenant deposits in the form customarily utilized by Seller;

(21)	Contracts relating to the maintenance and operation of the Property and access at the
Property to all maintenance and service logs for the Property;

(22)	To the extent available at the property, copies of or access to any and all site plans, as-
built, boundary and topographical surveys of the Property, zoning reports, soil and compaction studies or tests for the Property, architectural drawings, plans and specifications with respect to the Property;

(23)	Insurance loss runs during the period of Seller’s ownership of the Property;

(24)	Most recent elevation certificates (if available);

(25)	To the extent available, copies of all guaranties or warranties currently in effect related to the roof or any structure or operating system at the Property;

(26)	A list of employee units and model/office units, and employee rental and discount information;

(27)	A schedule of capital improvements completed during the period of Seller’s ownership;

(28)	Documentation related to eviction activity for the past 12 months;

(29)	List of all personal property to be conveyed with the Property;

(30)	Historical real property tax bills for the past three years and the most recent notice of reassessment, if one exists;

(31)	To the extent available, the most recent tax, license fee and permit bills and copies of all such licenses and permits, including the certificates of occupancy;

(32)	Intentionally omitted;

(33)
All engineering studies (to the extent in Seller’s possession or control) environmental reports, termite inspections or warranties, to the extent available and in the Seller’s possession, which relate to its Property and were prepared for such Seller by third parties;

(34)	The Seller’s ACM plan, lead in water O&M, and other O&M plans, if any; and

(35)	The most recent Title and Survey in Seller’s possession, which relate to its Property and were prepared for such Seller by third parties.

SCHEDULE 4.1.2

Pro Care Environmental Services, L.L.C. (“Pro Care”) filed a mechanic’s lien against Seller on January 17, 2014 in the Fulton County, Georgia Records claiming it was owed $1,075.00 plus interest in connection with work performed at the Property. Seller contests that any amount is owed to Pro Care and has filed a Notice of Contest of Lien pursuant to Georgia law.